                     [LETTERHEAD OF SERGENT LAW FIRM, P.C.]

                                                                     Exhibit 5.1

                                 March 12, 2002



Telynx, Inc.
6006 North Mesa Street
El Paso, Texas 79912

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Telynx, Inc. (the "Company"), relating to an aggregate of 250,000,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), to be issued under the Telynx, Inc. 2002 Stock Plan (the "Plan").

     As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                               Very truly yours,

                                               SERGENT LAW FIRM, P.C.



                                               By: /s/ Paul O. Sergent, Jr.
                                                   -----------------------------
                                                   Paul O. Sergent, Jr.